UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OR
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): July 9, 2002


                             NUTRASTAR INCORPORATED
             (Exact name of registrant as specified in its charter)


         California                   0-27728                   87-0673375
(State or other jurisdiction   (Commission File Number)       (IRS Employer
     of incorporation                                     Identification Number)

                            1261 Hawk's Flight Court
                            El Dorado Hills, CA 95762
                    (Address of principal executive offices)


                                 (916) 933-7000
              (Registrant's telephone number, including area code)


                                       N/A
          (Former names or former address, if changed from last report)



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Item 5. Other Events

NutraStar Incorporated ("the Company") announced the termination of an existing distribution and license agreement between the Company and The RiceX Company ("RiceX") effective July 9, 2002. The termination was prompted by the Company's inability to meet increasing volume purchase requirements and the maintenance of the required security deposit with RiceX. As a result of this termination, the Company no longer has the right to be the exclusive distributor of the RiceX rice solubles and rice bran fiber concentrates in the United States; however, the Company will continue to buy such products from RiceX on a nonexclusive basis. Although the Company does not believe that the loss of this exclusive distributorship will have a material adverse impact on the Company's operations or potential competition in the foreseeable future, the Company will attempt to renegotiate and reacquire such exclusive distributorship rights in the future. The Company will continue to purchase RiceX products in sufficient amounts to support its sales of dietary supplements for its e-commerce direct sales programs, products for strategic alliances and for new product research and development needs.

The agreement also provided for a license to the Company to utilize three patents relating to the use of rice bran supplements to treat diabetes and hyperlipidemia. The Company will continue to be allowed to utilize these patents until a new use agreement can be negotiated.

The Company and RiceX expect to continue to work together in the development of rice bran science and the production and marketing of stabilized rice bran products.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial Statements of business acquired.   None.


(b)      Pro Forma Financial Information.  None.


(c)      Exhibits.  None.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   August 12, 2002
                                        NUTRASTAR INCORPORATED


                                        By: /s/ Patricia McPeak
                                           ---------------------------
                                           Patricia McPeak,
                                           Chief Executive Officer